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                                                                    EXHIBIT 3.20

                             OPTIONS PUBLISHING, LLC

                       Limited Liability Company Agreement

      This Limited Liability Company Agreement of Options Publishing, LLC, a Delaware limited liability company (the "LLC"), is made as of November 30, 2004 by Haights Cross Operating Company, a Delaware corporation (the "Member").

      WHEREAS, the Member desires to set forth its agreement as to the affairs of the LLC and the conduct of its business.

      NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the Member hereby sets forth the Limited Liability Company Agreement as follows:

      1. Purposes and Powers. The LLC shall have authority to engage in any lawful business, purpose or activity permitted by the Delaware Limited Liability Company Act, as amended (the "Act"), and it shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the LLC.

      2. Governance. The LLC shall be governed solely by the Member for all purposes under the Act. The Member shall have and may exercise on behalf of the LLC all of its rights, powers, duties and responsibilities under Section 1 or as provided by law. Any action taken by the Member, and the signature of the Member or one of the officers thereof on any agreement, contract, instrument or other document on behalf of the LLC, shall be sufficient to bind the LLC and shall conclusively evidence the authority of the Member, such officers and the LLC with respect thereto.

      3.    Contribution: Membership Interest.

            (a) The Member has made a contribution of $1,000.00 to the capital of the LLC. The Member holds 100 units of membership interest ("Units") in the LLC out of 100 Units issued, representing a one hundred percent (100%) interest in the profits and losses of the LLC.

            (b) A Unit shall be a security governed by Article 8 of the Delaware Uniform Commercial Code.

      4. Dissolution. The LLC shall dissolve and its affairs shall be wound up with and only with the written consent of the Member.

      5. Amendment or Modification. This Limited Liability Company Agreement may be amended or modified from time to time only by a written instrument signed by the Member.

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      IN WITNESS WHEREOF, the Member has executed this Limited Liability Company
Agreement under seal as of the date set forth above.

                                       HAIGHTS CROSS OPERATING COMPANY

                                       By:/s/ Paul J. Crecca
                                          -------------------------------------
                                       Name: Paul J. Crecca
                                       Title: Vice President and Chief Financial
                                              Officer